EXHIBIT 99.1

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
James W. Christmas Chairman and CEO (713) 877-8006	Marilynn Meek — General Info (212) 445-8451 Peter Seltzberg — Analyst Info (212) 445-8457

FOR IMMEDIATE RELEASE:
March 17, 2004

KCS ENERGY ANNOUNCES PROPOSED OFFERING OF $150,000,000 OF SENIOR NOTES

Houston, TX, March 17, 2004 — KCS Energy, Inc. (NYSE: KCS) today announced that it intends to offer $150,000,000 of Senior Notes due 2012 in a private placement to eligible purchasers, subject to market and other customary conditions. KCS plans to use the net proceeds of the offering to redeem all of its 8?% senior subordinated notes due 2006, to repay indebtedness under its bank credit facility and for general corporate purposes. The notes will be senior unsecured obligations of KCS with interest payable semi-annually and will be guaranteed by each of KCS’ subsidiaries as of the issue date.

The notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States or to U.S. persons, except to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A and to certain persons in offshore transactions in reliance on Regulation S. This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the stability of the capital markets, delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuations in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.

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